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                                                                    EXHIBIT-10.1

                                    GUARANTY

     Brightpoint, Inc., an Indiana corporation ("Brightpoint"), guarantees to CellStar Corporation, a Delaware corporation, National Auto Center, Inc., a Delaware corporation, CellStar, Ltd., a Texas limited partnership, and CellStar Fulfillment, Ltd., a Texas limited partnership (collectively, "Sellers"), the payment and performance of all obligations of 2601 Metropolis Corp., an Indiana corporation ("Buyer"), under the Asset Purchase Agreement (the "Agreement") dated December 18, 2006 by and among Buyer, and Sellers, and agrees it will, subject to the terms and conditions of the Agreement, pay or perform those obligations if for any reason Buyer fails to do so. This Guaranty is absolute, continuing, irrevocable and not conditional or contingent.

     This Guaranty shall be governed by, and construed in accordance with the law of the State of Delaware without regard to its choice of law principles. Brightpoint hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States located in the State of Delaware for any litigation arising out of or relating to this Guaranty and waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

Dated: December 18, 2006                Brightpoint, Inc.


                                        By: /s/ Steven E. Fivel
                                            ------------------------------------
                                        Name: Steven E. Fivel
                                        Title: Executive Vice President, General
                                               Counsel and Secretary

Brightpoint, Inc. Guaranty